Exhibit
11.1

                                           COMMUNITY CAPITAL CORPORATION

                                              PER SHARE COMPUTATIONS

Primary and Fully Diluted Earnings Per Share

                                                                             1995            1994           1993
                                                                             ------          -----          ----

Net income applicable to primary and fully diluted shares               $   533,868      $  584,856      $ 560,322
Add:  Interest income from assumed
         purchase of securities, net of tax                                 52,666          55,866          -
                                                                             ------          ------        ------
Adjusted net income for fully diluted shares                            $   586,534        $640,722      $ 560,322
                                                                        =   =======        ========      = =======
Shares Outstanding

Weighted average number of common shares outstanding (2)                    885,296         594,369       584,566
Aggregate stock equivalents (1) (2)                                         133,880         172,128       125,572
                                                                            -------         -------       -------

     Total common stock and equivalents                                   1,019,176         766,497       710,138
                                                                          =========         =======       =======
Primary and fully diluted income per share
  Income before extraordinary credit                                   $        .58   $         .84   $       .72
  Cumulative effect of accounting change                                                                      .07
  Net income                                                                    .58             .84           .79



(1) Computed using the treasury stock method modified for the aggregate 20% limitation.
(2) Restated for the effects of 5% stock dividends in 1995, 1994 and 1993.


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